Filed pursuant to Rule 433

Issuer Free Writing Prospectus, dated October 16, 2012

Supplementing the Preliminary Prospectus Supplement, dated October 16, 2012

Registration No. 333-175791

HCA Inc.

$2,500,000,000

$1,250,000,000 4.75% Senior Secured Notes due 2023 (“Secured Notes”)

$1,250,000,000 5.875% Senior Notes due 2023 (“Unsecured Notes”)

Pricing Supplement

Pricing Supplement dated October 16, 2012 to HCA Inc.’s Preliminary Prospectus Supplement dated October 16, 2012. This Pricing Supplement is qualified in its entirety by reference to the Preliminary Prospectus Supplement. The information in this Pricing Supplement supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent it is inconsistent with the information in the Preliminary Prospectus Supplement. Financial information present in the Preliminary Prospectus Supplement is deemed to have changed to the extent affected by changes described herein. Capitalized terms used in this Pricing Supplement but not defined have the meanings given them in the Preliminary Prospectus Supplement.

Change in Offering Size

The total size of the offering of the notes has been increased from $2,000,000,000 to $2,500,000,000, allocated as set forth below. The net proceeds received from the increase of $500,000,000 will be used to increase the amount of cash to the balance sheet to be used for general corporate purposes as set forth under “Use of Proceeds” in the Preliminary Prospectus Supplement. As a result of the increase, total capitalization will increase by the net amount of the increased debt, as set forth under “Capitalization” in the Preliminary Prospectus Supplement. Other corresponding changes will be made where applicable throughout the Preliminary Prospectus Supplement.

Terms Applicable to the Secured Notes

Issuer	HCA Inc.

Aggregate Principal Amount	$1,250,000,000

Title of Security	4.75% Senior Secured Notes due 2023

Maturity	May 1, 2023

Spread to Treasury	+304 basis points

Benchmark Treasury	UST 1.625% due August 15, 2022

Coupon	4.75%

Public Offering Price	100% plus accrued interest, if any, from October 23, 2012

Yield to Maturity	4.75%

Interest Payment Dates	May 1 and November 1 of each year, beginning on May 1, 2013

Record Dates	April 15 and October 15 of each year

Gross Proceeds	$1,250,000,000

Underwriting Discount	1.125%

Net Proceeds to Issuer before Expenses	$1,235,937,500

Optional Redemption (Make Whole Call)	The secured notes will be redeemable, at our option, at any time in whole or from time to time in part, at a redemption, or “make-whole,” price equal to the greater of:

(i)	100% of the aggregate principal amount of the secured notes to be redeemed, and

(ii)	an amount equal to sum of the present value of the remaining scheduled payments of principal of and interest on the secured notes to be redeemed (excluding accrued and unpaid interest to the redemption date and subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date) discounted from their scheduled date of payment to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus 50 basis points plus, in each of the above cases, accrued and unpaid interest, if any, to such redemption date.

Change of Control	Upon certain change of control events, each holder may require the Issuer to repurchase at 101%, plus accrued and unpaid interest, if any.

Trade Date	October 16, 2012

Settlement Date:	October 23, 2012 (T+5)

We expect that delivery of the notes will be made to investors on or about October 23, 2012, which will be the fifth business day following the date of this pricing term sheet (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

Denominations	$2,000 and integral multiples of $1,000

CUSIP/ISIN Numbers	CUSIP: 404121 AF2

ISIN: US404121AF27

Form of Offering	SEC Registered (Registration No. 333-175791)

Joint Book-Running Managers	Merrill Lynch, Pierce, Fenner & Smith Incorporated

Barclays Capital Inc.

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

Goldman, Sachs & Co.

J.P. Morgan Securities LLC

Wells Fargo Securities, LLC

Terms Applicable to the Unsecured Notes

Issuer	HCA Inc.

Aggregate Principal Amount	$1,250,000,000

Title of Security	5.875% Senior Notes due 2023

Maturity	May 1, 2023

Spread to Treasury	+417 basis points

Benchmark Treasury	UST 1.625% due August 15, 2022

Coupon	5.875%

Public Offering Price	100% plus accrued interest, if any, from October 23, 2012

Yield to Maturity	5.875%

Interest Payment Dates	May 1 and November 1 of each year, beginning on May 1, 2013

Record Dates	April 15 and October 15 of each year

Gross Proceeds	$1,250,000,000

Underwriting Discount	1.125%

Net Proceeds to Issuer before Expenses	$1,235,937,500

Optional Redemption (Make Whole Call)	The unsecured notes will be redeemable, at our option, at any time in whole or from time to time in part, at a redemption, or “make-whole,” price equal to the greater of:

(i)	100% of the aggregate principal amount of the unsecured notes to be redeemed, and

(ii)	an amount equal to sum of the present value of the remaining scheduled payments of principal of and interest on the unsecured notes to be redeemed (excluding accrued and unpaid interest to the redemption date and subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date) discounted from their scheduled date of payment to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus 50 basis points plus, in each of the above cases, accrued and unpaid interest, if any, to such redemption date.

Change of Control	Upon certain change of control events, each holder may require the Issuer to repurchase at 101%, plus accrued and unpaid interest, if any.

Trade Date	October 16, 2012

Settlement Date:	October 23, 2012 (T+5)

We expect that delivery of the notes will be made to investors on or about October 23, 2012, which will be the fifth business day following the date of this pricing term sheet (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

Denominations	$2,000 and integral multiples of $1,000

CUSIP/ISIN Numbers	CUSIP: 404121 AG0

ISIN: US404121AG00

Form of Offering	SEC Registered (Registration No. 333-175791)

Joint Book-Running Managers	Merrill Lynch, Pierce, Fenner & Smith Incorporated

Barclays Capital Inc.

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

Goldman, Sachs & Co.

J.P. Morgan Securities LLC

Wells Fargo Securities, LLC

Terms Applicable to the Secured Notes and Unsecured Notes

Use of Proceeds	We estimate that our net proceeds from this offering, after deducting underwriter discounts and commissions and estimated offering expenses, will be approximately $2.469 billion.

We intend to use the net proceeds from the notes offered hereby for general corporate purposes, which may include the repayment of our existing term loan B-1 facility due November 2013 and the financing of a dividend to stockholders of HCA Holdings, Inc.

The issuer has filed a registration statement (including a prospectus and a related prospectus supplement) with the United States Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents HCA Holdings, Inc. has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies of the prospectus supplement and accompanying prospectus may be obtained by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322.

This communication should be read in conjunction with the preliminary prospectus supplement and the accompanying prospectus. The information in this communication supersedes the information in the preliminary prospectus supplement and the accompanying prospectus to the extent inconsistent with the information in such preliminary prospectus supplement and the accompanying prospectus.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.